Exhibit 99.1

Raptor Pharmaceutical Corp. Reports Fourth Quarter and Full Year 2015 Financial Results and Provides 2016 Corporate Update

2015 Global Net Revenue for PROCYSBI® of $94.2 Million Reported

2016 Global Net Revenue Guidance of $115 to $125 Million

2016 Anticipated PROCYSBI Growth of 25%-30% Year-Over Year

Company to Host Conference Call and Webcast Today at 4:30 p.m. ET

NOVATO, Calif., February 25, 2016 -- Raptor Pharmaceutical Corp. (NASDAQ: RPTP), a biopharmaceutical company developing and commercializing transformative treatments for rare diseases, today announced financial results for the fourth quarter and year ended December 31, 2015 and provided an update on recent corporate developments.

Summary

Global net revenue for PROCYSBI® was $24.7 million for the fourth quarter ended December 31, 2015 compared to $17.3 million for the same period in 2014, representing 43% growth quarter-over-quarter. Global net revenue for PROCYSBI for the full year 2015 was $94.2 million compared to $69.5 million, representing 36% growth year-over-year.

Raptor reported a net loss on a GAAP basis of $17.0 million, or $0.20 per share, for the fourth quarter, and a net loss of $65.2 million, or $0.83 per share, for the full year.

Cash and cash equivalents were $157.4 million as of December 31, 2015.

Raptor is providing 2016 guidance for global net revenue of $115 to $125 million and $135 to $145 million for non-GAAP operating expenses, which excludes cost of sales and non-cash stock-based compensation expense.

“PROCYSBI sales were strong in 2015, driven by significant product demand and compliance,” said Julie Anne Smith, President and CEO of Raptor Pharmaceutical. “This year, in addition to anticipating continued solid commercial execution for our foundational PROCYSBI franchise, we look forward to launching QUINSAIR in Europe and Canada and advancing other pipeline initiatives.”

Fourth Quarter and Full Year 2015 Financial Highlights

Raptor provides non-GAAP financial measures, which it believes can enhance an overall understanding of its financial performance when considered together with GAAP figures. Refer to the section of this press release below entitled "Non-GAAP Financial Information and Other Disclosures" for further discussion on this subject.

Net Product Revenue

PROCYSBI global net revenue for the fourth quarter of 2015 was $24.7 million compared to $17.3 million for the fourth quarter of 2014. Net product revenue for the full year 2015 totaled $94.2 million versus $69.5 million of sales for 2014. Product revenue growth in the fourth quarter of 2015 was driven by further market penetration in the U.S. and in Europe and named patient sales in other ex-U.S. territories.

Cost of Sales

Cost of sales were $3.6 million for the fourth quarter of 2015, compared to $3.3 million for the fourth quarter of 2014. Cost of sales for the year 2015 totaled $12.6 million versus $9.4 million for the year 2014. Cost of sales were higher in the fourth quarter of 2015 than in the fourth quarter of 2014 due to higher quarterly sales year-over-year which yielded higher direct costs and royalty expenses.

Research & Development (R&D)

R&D expenses for the fourth quarter of 2015 were $15.6 million compared to $13.9 million for the fourth quarter of 2014. R&D expenses for the year 2015 totaled $58.6 million versus $43.5 million for 2014. The increase was primarily due to increases in costs associated with ongoing clinical studies and the acquisition of technologies.

Selling, General and Administrative (SG&A)

SG&A expenses were $19.1 million for the fourth quarter of 2015 compared to $16.1 million for the fourth quarter of 2014. SG&A expenses for the year 2015 totaled $71.4 million versus $56.7 million for the year 2014. The increase mainly resulted from increased staffing and promotional support for commercial operations of PROCYSBI worldwide, corporate expenses, and professional fees related to the acquisition of QUINSAIR from Tripex Pharmaceuticals incurred in the third quarter.

Interest Expense

Interest expense for the fourth quarter of 2015 was $3.2 million compared to $3.1 million for the fourth quarter of 2014. Interest expense for the year 2015 totaled $15.8 million versus $14.0 million for the year 2014. The increase in interest expense for the year was primarily driven by greater fixed interest as a result of a greater level of outstanding principal debt from our HC Royalty loan agreement and outstanding convertible notes partially offset by a reduction in the rate of fixed interest on our HC Royalty loan, which was amended in July 2014.

Net Loss

GAAP net loss in the fourth quarter of 2015 was $17.0 million, or $0.20 per share, compared to a net loss of $18.9 million, or $0.29 per share, in the fourth quarter 2014. Full year GAAP net loss was $65.2 million, or $0.83 per share, compared to a net loss of $52.5 million, or $0.83 per share, for 2014.

Non-GAAP net loss, which excludes stock-based compensation expense, for the fourth quarter of 2015 was $14.5 million, or $0.17 per share, compared to a net loss of $16.1 million, or $0.25 per share, in the fourth quarter of 2014. Non-GAAP net loss for 2015 was $52.4 million, or $0.66 per share, versus a non-GAAP net loss of $40.5 million, or $0.64 per share, for the year 2014.

Cash, Cash Equivalents

Raptor ended 2015 with $157.4 million in cash and cash equivalents.

2016 Financial Guidance

•	Establishing 2016 net global revenue guidance of $115 to $125 million.

•	Expecting PROCYSBI revenue growth of 25%-30%, assuming the mid- to high-point of the total revenue guidance range.

•	Establishing non-GAAP operating expense guidance, excluding non-cash stock-based compensation expense, of $135 to $145 million.

Product and Pipeline Updates

PROCYSBI for Nephropathic Cystinosis

•	PROCYSBI is currently commercially available to patients in the U.S., where it is the market leader in nephropathic cystinosis. PROCYSBI is also commercially available in Europe and is made available in several emerging markets through named patient sales.

•	In August 2015, the FDA expanded PROCYSBI’s label to include nephropathic cystinosis patients aged 2-6 years.

•	Raptor recently submitted a New Drug Submission to Health Canada for PROCYSBI in nephropathic cystinosis patients and received Priority Review.

QUINSAIR

•	The company completed its acquisition of QUINSAIR in October 2015. QUINSAIR has received marketing authorization in Europe and Canada for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adults with cystic fibrosis. Raptor anticipates launching the product in Europe in 2Q 2016 and in Canada thereafter.

MP-376

•	The company also expects to engage with FDA to discuss the regulatory pathway to potential approval in CF in the U.S. A meeting date is scheduled in 2Q 2016.

•	Raptor expects to develop MP-376 in the pediatric population as part of the Pediatric Investigational Plan for EMA. Raptor plans to conduct an additional study evaluating MP-376’s efficacy and safety in eradicating Pseudomonas in first infections, contingent upon gaining agreement with EMA and FDA on the study designs to support a pediatric indication for chronic treatment and eradication.

•	The company intends to initiate a Phase 2 study for MP-376 in bronchiectasis (BE) this year. The company will provide additional clarity on the timing of key activities once the study design has been finalized.

RP103 for Huntington’s Disease (HD)

•	In December, Raptor announced 36-month efficacy results from a Phase 2/3 clinical trial evaluating RP103 for the potential treatment of Huntington's disease. Data from the study demonstrated a slowing in the rate of change in the Total Motor Score (TMS) component of the Unified Huntington's Disease Rating Scale (UHDRS) at 36 months of treatment favoring earlier RP103 treatment versus delayed start of RP103 treatment (placebo-RP103). While the results were not statistically significant, the data were considered clinically meaningful by disease experts.

•	Based on prioritization of clinical programs and the best use of current capital, the company will initiate regulatory discussions with FDA and EMA regarding the 36-month CYST-HD dataset and pathway to approval while exploring non-dilutive funding and partnering options. Additional clinical and non-clinical data will be collected to inform the optimal Phase 3 dose.

RP103 for Mitochondrial Diseases

•	The Phase 2 RP103 study for mitochondrial diseases remains ongoing.

•	The first interim analysis, which occurred after 4 patients completed 24 weeks of treatment, indicated the trial should continue as planned. There were no safety signals that would affect trial continuation.

•	In 2Q 2016, Raptor expects to conduct a second interim analysis after 12 patients have completed 24 weeks of treatment.

Anticipated Upcoming Milestones

•	2Q 2016 – Interim Phase 2 data for RP103 (n=12) in mitochondrial diseases

•	2Q 2016 – QUINSAIR launch in Europe

•	2Q 2016 – Regulatory discussions with FDA regarding pathway to approval in for MP-376 in CF in the U.S.

•	1H 2016 – Initiation of regulatory discussions regarding RP103 in HD

•	2H 2016 – Potential PROCYSBI approval in Canada

•	2H 2016 – Potential PROCYSBI launch and QUINSAIR launch in Canada

•	2016 – Potential NDA filing for MP-376 in CF in U.S.

•	2016 – Initiation of a Phase 2 study for MP-376 in BE

Conference Call and Webcast Information

Raptor will conduct a conference call and live audio webcast at 4:30 p.m. ET (1:30 p.m. PT) today. The live call may be accessed by dialing (877) 710-6201 for domestic callers or (616) 548-5611 for international callers and using the conference ID number 55270281. A live webcast of the conference call will be available online from the investor relations section of the company website at www.raptorpharma.com. After the call, a webcast replay will be available on the Raptor website for 90 days while a telephone replay will be available for 5 days. This can be accessed by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and using the conference ID number55270281.

Non-GAAP Financial Information and Other Disclosures

Raptor uses non-GAAP financial measures, such as non-GAAP net loss, non-GAAP net loss per share and non-GAAP operating expense, to assess and analyze its operational results and trends and to make financial and operational decisions. Raptor believes these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding Raptor’s operating performance and exclude non-cash stock-based compensation expenses which fluctuate from period to period based on factors that are not within the company’s control, such as the company’s stock price. These non-GAAP financial measures should not be considered an alternative to measurements required by GAAP, such as net loss, net loss per share and total operating expense, and should not be considered measures of Raptor’s liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance calculated in accordance with GAAP and should only be used to supplement an understanding of Raptor’s operating results as reported under GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliations between non-GAAP financial measures and GAAP financial measures are included in the table accompanying this press release after the unaudited consolidated financial statements. Raptor provides operating expense guidance on a non-GAAP basis as projected GAAP operating expense for 2015 is not readily determinable due to the volatility of the company’s common stock, which directly affects stock-based compensation expense.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. is a global biopharmaceutical company focused on the development and commercialization of transformative therapeutics for rare, debilitating and often fatal diseases. With its recent acquisition of QUINSAIR, Raptor plans to develop MP-376, the pharmaceutical product known commercially as QUINSAIR, in cystic fibrosis and intends to pursue clinical programs in 2016 in bronchiectasis not associated with cystic fibrosis and to do work in preparation to support further clinical development in lung infections associated with nontuberculous mycobacteria. In addition, Raptor is developing RP103, known commercially as PROCYSBI, in multiple therapeutic areas such as nephropathic cystinosis and Huntington’s and mitochondrial diseases including Leigh syndrome. Raptor holds several orphan drug designations, including orphan drug exclusivity for nephropathic cystinosis in the U.S. and EU. For additional information, please visit www.raptorpharma.com.

About PROCYSBI® (cysteamine bitartrate) delayed-release capsules

PROCYSBI is a cystine depleting agent that is approved in the U.S. for the management of nephropathic cystinosis in adults and children ages 2 years and older. It is contraindicated in patients with a hypersensitivity to penicillamine. The most commonly reported side effects are vomiting, abdominal pain/discomfort, headaches, nausea, diarrhea, anorexia/decreased appetite, breath odor, fatigue, dizziness, skin odor and rash. For additional information on PROCYSBI, including full prescribing information, please visit www.procysbi.com.

About QUINSAIRTM (levofloxacin inhalation solution)

QUINSAIR is a proprietary inhaled formulation of levofloxacin, a fluoroquinolone antibiotic, which is approved in the EU and in Canada for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adult patients with cystic fibrosis. Administration of QUINSAIR with a high efficiency eFlow Nebulizer System (PARI Pharma GmbH) allows for the delivery of high concentrations of active drug directly to the site of infection in approximately five minutes. QUINSAIR is contraindicated in patients with hypersensitivity to levofloxacin, a history of tendon disorders related to fluoroquinolones, epilepsy, or who may be pregnant or breast feeding. QUINSAIR’s safety was evaluated in two double-blind, placebo-controlled studies and in an active comparator study in which the most frequently reported adverse reactions were cough/productive cough, dysgeusia and fatigue/asthenia.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are indicated by words or phrases such as "believes," "expects," "anticipates," "estimates," "plans," "continuing," "ongoing," "projected" and similar words or phrases and relate to future events, including statements regarding: Raptor's projected global net revenue, projected PROCYSBI revenue growth, and projected non-GAAP operating expenses PROCYSBI as a treatment option for patients with nephropathic cystinosis and RP-103 as a treatment option for patients with Huntington's Disease and mitochondrial disorders, including Leigh Syndrome, orphan drug exclusivity for therapy in the U.S., Raptor's plans to develop MP-376 in cystic fibrosis, bronchiectasis not associated with cystic fibrosis and potentially also nontuberculous mycobacteria and Raptor's other development programs. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the company's actual results to be materially different from these forward-looking statements. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Factors which may contribute to differences in actual results include, among others: Raptor's ability to market and sell QUINSAIR; continued and increased market acceptance and sales of PROCYSBI in the U.S. and other territories; Raptor's ability to expand the use of RP103 and MP-376 and to receive regulatory approval for other indications; Raptor's reliance on single active pharmaceutical ingredient suppliers for PROCYSBI and QUINSAIR and other third parties in connection with drug product development; compliance with healthcare regulations, ongoing regulatory requirements and potential penalties; any serious adverse side effects associated with PROCYSBI, QUINSAIR or any other future products; any product liability claims; third-party payor coverage, reimbursement and pricing for PROCYSBI, QUINSAIR and future products; enacted and future healthcare legislation; Raptor's ability to obtain and maintain orphan drug or other regulatory exclusivity for PROCYSBI, QUINSAIR or any other future products; the integration of European operations with U.S. operations; relationships with key scientific and medical collaborators; intellectual property protection and claims and continued license rights; and Raptor's ability to fund its operations and make required payments on its debt. Certain of these risks, uncertainties and other factors are described in greater detail in the company's filings from time to time with the Securities and Exchange Commission (SEC), which Raptor strongly urges you to read and consider, including: Raptor's annual report on Form 10-K for the twelve months ended December 31, 2014 filed with the SEC on March 2, 2015, Raptor's quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015 filed with the SEC on May 7, 2015, August 6, 2015 and November 5, 2015, respectively, and Raptor's other periodic reports filed with SEC, all of which are available free of charge on the SEC's web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements except as may be required by law.

CONTACT: Kimberly Lee, D.O. Vice President, Corporate Strategy and Communications (415) 408-6351 klee@raptorpharma.com	MEDIA CONTACT: Monica May Canale Communications (619) 849-5383 monica@canalecomm.com

INVESTOR CONTACT: Robert H. Uhl Managing Director Westwicke Partners, LLC (858) 356-5932 robert.uhl@westwicke.com

Raptor Pharmaceutical Corp.
Consolidated Balance Sheets
(In thousands, except shares)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$157,352	$149,613
Restricted cash	1,055	1,562
Accounts receivable	13,267	7,455
Inventories	6,424	9,134
Prepaid expenses and other	3,301	3,841
Total current assets	181,399	171,605
Noncurrent assets:
Property and equipment, net	7,644	5,880
Goodwill	12,223	3,275
Intangible assets, net	216,463	2,974
Other assets	5,619	5,332
Total Assets	$423,348	$189,066

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,423	$2,550
Accrued liabilities	22,630	16,859
Common stock warrant liability	—	711
Note payable, current portion	12,000	9,000
Total current liabilities	40,053	29,120
Noncurrent liabilities:
Contingent consideration liability	166,800	—
Deferred tax liability	303	—
Note payable, net of current portion	39,000	51,000
Convertible notes	60,000	60,000
Total liabilities	306,156	140,120

Stockholders' equity:
Preferred stock, $0.001 par value per share, 15,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.001 par value per share, 150,000,000 shares authorized, 85,235,591 and 68,861,366 shares issued and outstanding at December 31, 2015 and 2014, respectively	85	69

Additional paid-in capital	441,601	306,832

Accumulated other comprehensive loss	(1,377)	(60)

Accumulated deficit	(323,117)	(257,895)
Total stockholders' equity	117,192	48,946
Total Liabilities and Stockholders' Equity	$423,348	$189,066

Raptor Pharmaceutical Corp.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands, except shares and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014

Total revenue	$24,667	$17,286	$94,240	$69,497
Cost of sales	3,628	3,268	12,621	9,416
Gross profit	21,039	14,018	81,619	60,081

Operating expenses:
Research and development	15,562	13,852	58,634	43,477
Selling, general and administrative	19,138	16,107	71,443	56,654
Total operating expenses	34,700	29,959	130,077	100,131

Loss from operations	(13,661)	(15,941)	(48,458)	(40,050)

Interest income	83	21	255	76
Interest expense	(3,153)	(3,115)	(15,793)	(13,971)
Foreign currency transaction gain (loss)	56	220	(287)	261
Adjustment to fair value of common stock warrants	-	(57)	(495)	(1,148)
Other income	-	-	-	2,346
Loss before provision for income taxes	(16,675)	(18,872)	(64,778)	(52,486)
Provision for income taxes	328	51	444	54

Net Loss	$(17,003)	$(18,923)	$(65,222)	$(52,540)

Other comprehensive income (loss):
Foreign currency translation gain (loss)	(576)	22	(1,317)	323

Comprehensive Loss	$(17,579)	$(18,901)	$(66,539)	$(52,217)

Net loss per share:
Basic and diluted	$(0.20)	$(0.29)	$(0.83)	$(0.83)

Weighted-average shares outstanding:
Basic and diluted	85,109,804	65,144,206	78,878,500	63,213,504

Raptor Pharmaceutical Corp.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except shares and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014

Net Loss	$(17,003)	$(18,923)	$(65,222)	$(52,540)

Stock-based compensation expense	2,496	2,798	12,823	12,046

Non-GAAP Loss	$(14,507)	$(16,125)	$(52,399)	$(40,494)

Adjusted net loss per share:
Basic and diluted	$(0.17)	$(0.25)	$(0.66)	$(0.64)

Weighted-average shares outstanding:
Basic and diluted	85,109,804	65,144,206	78,878,500	63,213,504